                                                                    Exhibit 99.1





GLOBE-1, INC.
================================================================================
FINANCIAL STATEMENTS FOR THE
YEAR ENDED DECEMBER 31, 1999, AND
SIX-MONTH PERIODS ENDED JUNE 30, 1999
AND 2000 (unaudited), AND
INDEPENDENT AUDITORS' REPORT

Deloitte & Touche LLP

INDEPENDENT AUDITORS' REPORT

Board of Directors
Globe-1, Inc.
Bellevue, Washington

We have audited the accompanying balance sheet of Globe-1, Inc. (the Company) as of December 31, 1999, and the related statement of operations, changes in shareholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Globe-1, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
September 29, 2000

GLOBE-1, INC.

BALANCE SHEETS
DECEMBER 31, 1999, AND JUNE 30, 2000 (unaudited)
--------------------------------------------------------------------------------

                                                                                December 31,        June 30,
                                                                                   1999               2000
                                                                                   ----               ----
                                                                                                   (unaudited)
ASSETS
------

CURRENT ASSETS:
     Cash and cash equivalents                                                  $  93,302           $ 3,324,181
     Accounts receivable                                                           33,962               138,591
     Other receivables                                                                  -               118,200
                                                                                ---------           -----------

          Total current assets                                                    127,264             3,580,972

PROPERTY AND EQUIPMENT, net                                                       175,621               652,453

OTHER ASSETS                                                                            -                 7,124
                                                                                ---------            ----------

TOTAL                                                                           $ 302,885            $4,240,549
                                                                                =========            ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
-------------------------------------------------

CURRENT LIABILITIES:
     Accounts payable                                                           $  29,690            $   62,520
     Accrued expenses and other                                                    39,472               133,473
     Deferred stock-based compensation                                            574,530                32,642
                                                                                ---------            ----------

          Total current liabilities                                               643,692               228,635

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY (DEFICIENCY):
     Common stock, no par value - Authorized, 20,000,000 and
       40,000,000 shares; issued and outstanding, 10,058,962 shares               254,812             1,889,829
     Convertible Series A preferred stock, no par value - Authorized,
       10,000,000 shares; issued and outstanding, 4,335,940
       shares ($3,989,065 liquidation preference)                                       -             3,742,360
     Accumulated deficit                                                         (595,619)           (1,620,275)
                                                                                ---------           -----------

          Total shareholders' equity (deficiency)                                (340,807)            4,011,914
                                                                                ---------           -----------

TOTAL                                                                           $ 302,885           $ 4,240,549
                                                                                =========           ===========

                                                                             ___
                                                                               2
See notes to financial statements.

GLOBE-1. INC.

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999, AND SIX MONTHS ENDED
JUNE 30, 1999 AND 2000 (unaudited)
================================================================================

                                       December 31,   June 30,        June 30,
                                          1999          1999            2000
                                         ------        ------          ------
                                                             (unaudited)

REVENUE                               $ 360,248       $ 141,273      $  338,545

COST OF REVENUE                          76,650          26,790          89,517
                                      ---------      ----------     -----------

           Gross profit                 283,598         114,483         249,028

OPERATING EXPENSES:
     General and administrative         239,441         114,636         962,095
     Sales and marketing                153,908          82,137         314,465
     Product development                  2,230               -          38,456
                                      ---------      ----------     -----------

           Total operating expenses     395,579         196,773       1,315,016
                                      ---------      ----------     -----------

           Operating loss              (111,981)        (82,290)     (1,065,988)

OTHER INCOME (EXPENSE)                   (2,680)              -          41,332
                                      ---------      ----------     -----------
NET LOSS                              $(114,661)     $ (82,290)     $(1,024,656)
                                      =========      ==========     ===========

                                                                             ___
                                                                               3

See notes to financial statements.

GLOBE-1, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
YEAR ENDED DECEMBER 31, 1999, AND SIX MONTHS ENDED JUNE 30, 2000 (unaudited)
================================================================================


                                                                            Series A
                                             Common Stock                preferred stock
                                        -------------------------     ------------------------
                                                                                                 Accumulated
                                          Shares         Amount          Shares       Amount       deficit          Total
                                        ---------      ----------     -----------  ----------- --------------   -------------
BALANCE, January 1, 1999                10,058,962     $  254,812             --       $     --     $   (480,958)  $   (226,146)

  Net loss                                      --             --             --             --         (114,661)      (114,661)
                                        ----------     ----------     ----------    -----------     -------------  ------------
BALANCE, December 31, 1999              10,058,962        254,812             --             --         (595,619)      (340,807)

  Issuance of common stock warrants
    for services                                --      1,419,088             --             --               --      1,419,088

  Issuance of Series A preferred
    stock, net                                  --             --      4,335,940      3,742,360               --      3,742,360

  Issuance of common stock warrants
   to Series A preferred shareholders           --        215,929             --             --               --        215,929

  Net loss                                      --             --             --             --       (1,024,656)    (1,024,656)
                                        ----------     ----------     ----------    -----------     ------------   ------------
BALANCE, June 30, 2000 (unaudited)      10,058,962     $1,889,829      4,335,940     $3,742,360      $(1,620,275)  $  4,011,914
                                        ==========     ==========     ==========    ===========     ============   ============

                                                                             ___
                                                                               4

See notes to financial statements.

GLOBE-1, INC.

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999, AND SIX MONTHS ENDED
JUNE 30, 1999 AND 2000 (unaudited)
================================================================================

                                              December 31, June 30,   June 30,
                                                 1999        1999       2000
                                                 ----        ----       ----
                                                               (unaudited)

OPERATING ACTIVITIES:
  Net loss                                     $(114,661) $(82,290) $(1,024,656)
  Adjustments to reconcile net loss to net
        cash provided (used) by operating
         activities:
     Depreciation and amortization                 8,521     3,145        9,946
     Stock-based compensation                    272,314   124,995      870,075
     Cash provided (used) by changes in
           operating assets and liabilities:
        Accounts receivable                       50,188    26,497     (104,629)
        Other receivables                              -         -     (118,200)
        Deferred revenue                          (9,334)   (6,667)           -
        Accounts payable                          23,440    11,643       32,830
        Accrued expenses and other                18,909    11,322       94,001
                                               ---------  --------  -----------

  Net cash provided (used) by operating
        activities                               249,377    88,645     (240,633)

INVESTING ACTIVITIES:
  Purchase of property and equipment            (161,965)  (69,563)    (486,777)

FINANCING ACTIVITIES:
  Borrowings under line of credit                 12,584    12,107            -
  Repayments under line of credit                (12,584)   (1,099)           -
  Issuance of Series A preferred stock, net            -         -    3,742,360
  Issuance of common stock warrants to Series
     A preferred shareholders                          -         -      215,929
                                               ---------  --------  -----------

  Net cash provided by financing activities         -       11,008    3,958,289
                                               ---------  --------  -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS         87,412    30,090    3,230,879

CASH AND CASH EQUIVALENTS:
  Beginning of period                              5,890     5,890       93,302
                                               ---------  --------  -----------

  End of period                                $  93,302  $ 35,980  $ 3,324,181
                                               =========  ========  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION
  Cash paid for interest                       $   1,562  $    628  $       204

                                                                             ___
                                                                               5

See notes to financial statements.

GLOBE-1, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1999, AND SIX MONTHS ENDED
JUNE 30, 1999 AND 2000 (unaudited)
================================================================================


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business: Globe-1, Inc. (the Company) was incorporated March 27, 1996, in the state of Washington as a Subchapter S corporation. On January 1, 1999, the Company revoked its Subchapter S status and registered as a C corporation, also in the state of Washington.

  The Company is a government to business exchange that provides procurement services by electronically distributing government agency bid solicitations and notices to targeted companies in its established vendor pool.

  The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changes in technology and increased competition.

  Unaudited interim financial statements: The financial statements as of June 30, 2000, and for the six-month periods ended June 30, 1999 and 2000, are unaudited and reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations, and cash flows. All financial statement disclosures related to the six-month periods ended June 30, 1999 and 2000, are unaudited.

  Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents: The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in interest-bearing and noninterest-bearing cash accounts and money market funds. The Company's money market accounts are carried at cost which approximates fair market value.

  Internally developed software: The Company adopted Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, on January 1, 1999. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company capitalized $151,958 in internally developed software costs during the year ended December 31, 1999, and $6,065 and $29,874 during the six-month periods ended June 30, 1999 and 2000, respectively. Capitalized software costs are amortized on a straight-line basis over useful lives ranging from three to five years. Amortization related to capitalized software was $2,230 for the year ended December 31, 1999, and $4,460 for the six-month period ended June 30, 2000, respectively, and is recorded as a product development expense.

  Property and equipment: Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes over estimated useful lives of two to five years.

                                                                            ____

  Stock-based compensation: The Company has elected to account for its employee and director stock-based awards under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, compensation cost for stock options and warrants is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option or warrant. The Company is required to implement the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, for stock-based awards to nonemployees. The Company accounts for nonemployee stock-based awards under the fair value method as prescribed by SFAS No. 123, using a Black-Scholes pricing model with the following underlying assumption: risk-free interest rates of 6.29% in 1999 and 6.59% in 2000; expected lives of three to four years; and stock price volatility of 70% in 1999 and 96% in 2000.

  Revenue recognition: The Company generates revenue primarily through delivery of procurement services. Such revenue is recognized as services are performed.

  Income taxes: Upon the election to revoke its Subchapter S corporation status, the Company began accounting for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating losses and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities based on tax rates expected to be in effect when the temporary differences reverse. The Company provides a valuation allowance for deferred tax assets that cannot be currently recognized due to the Company's losses and uncertainty of future profitability.

NOTE 2:  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                             December 31,   June 30,
                                                1999          2000
                                                ----          ----
                                                           (unaudited)

Computers                                     $ 22,055       $100,421
Furniture and fixtures                           1,718         13,116
Office equipment                                 9,450         25,835
Software                                       155,998        532,167
                                              --------       --------

                                               189,221        671,539
Accumulated depreciation                       (13,600)       (19,086)
                                              --------       --------

                                              $175,621       $652,453
                                              ========       ========
NOTE 3:  LINE OF CREDIT

During 1998, the Company entered into a line-of-credit arrangement for $30,000, with interest at prime plus 1%. There were no amounts outstanding under the line of credit at December 31, 1999, or June 30, 2000.

On May 15, 2000, the Company entered into a line-of-credit arrangement for $500,000 with a maturity date of November 25, 2000. Interest shall accrue on advances at prime plus 1.25%. There were no amounts outstanding under the line of credit at June 30, 2000. To facilitate this transaction, the Company issued warrants to purchase 21,739 shares of common stock at $.92 per share.

                                                                            ____

NOTE 4:  INCOME TAXES

The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:


                                                      December 31,    June 30,
                                                         1999           2000
                                                         ----           ----
                                                                    (unaudited)

Deferred tax assets:
   Net operating loss carryforwards                   $      -        $302,000
   Stock-based compensation                             93,000         170,000
                                                      --------        --------

         Gross deferred tax assets                      93,000         472,000

Deferred tax liabilities:
   Depreciation                                        (54,000)        (76,000)
                                                       -------         -------

         Net deferred tax assets                        39,000         396,000

Valuation allowance                                    (39,000)       (396,000)
                                                       -------         -------
Deferred tax assets                                   $      -        $      -
                                                      ========        ========

The Company has not recorded any benefit from temporary differences and net operating loss carryforwards, as realization of such benefits is not reasonably assured. The Company's net operating loss carryforwards of $888,000 as of June 30, 2000, expire in 2020. The net change in the valuation allowance during the year ended December 31, 1999, and the six months ended June 30, 2000, was $39,000 and $357,000, respectively.

NOTE 5:  SHAREHOLDERS' EQUITY

  Authorized shares: On March 16, 2000, the Board of Directors increased the number of authorized shares of common stock from 20,000,000 to 40,000,000 and authorized the issuance of 10,000,000 shares of preferred stock, of which 4,347,827 shares are designated as Series A preferred stock. On July 17, 2000, the number of Series A preferred stock was increased to 4,891,305.

  Preferred stock: In 2000, the Company issued 4,335,940 shares of Series A preferred stock for $3,773,136, net of issuance costs of $30,776. These shares are convertible at the option of the holder into common stock at the Series A conversion price, initially $.92 per share, and are automatically convertible at the option of the holders or upon an initial public offering. Dividends are payable when and if declared by the Board of Directors. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, the amount of $.92 per share, plus an amount equal to all declared but unpaid dividends on the preferred stock. Each share of Series A preferred stock has voting rights and powers equivalent to each full share of common stock to which the respective shares of preferred stock would be convertible on the record date for the vote. Related to this issuance, the Company recorded a receivable of $118,200 for amounts not collected as of June 30, 2000. These amounts have since been received.

  The Company also issued warrants to purchase shares of common stock to these preferred stock shareholders at exercise prices ranging from $.08 to $.92 per share. Proceeds from the respective

                                                                            ____
  preferred stock issuances were allocated between the preferred stock and the common stock warrants based on their relative fair values.

  Common stock warrants: In 2000, the Company issued warrants to purchase common stock to employees and nonemployees for services rendered in 2000 or prior, to satisfy deferred stock-based compensation of $1,411,964. These warrants vest immediately and have five-year terms from the date of grant. The exercise prices range from $.02 to $.083 per share. Noncash stock-based compensation of $272,315, $124,995, and $226,413 was recognized for the year ended December 31, 1999, and the six-month periods ended June 30, 1999 and 2000, respectively. Of these amounts, $138,572, $61,795, and $56,178 were capitalized for the year ended December 31, 1999, and the six-month periods ended June 30, 1999 and 2000, respectively, as costs incurred for development of internal use software.

  The Company recorded $32,642 of deferred stock-based compensation as of June 30, 2000, related to services performed by a nonemployee. In the third quarter of 2000, the Company issued 25,000 warrants to purchase common stock at an exercise price of $.10 per share to satisfy such obligation.

  Stock option plan: In March 2000, the Board of Directors approved a stock option plan with 3,000,000 shares of the Company's common stock to be reserved for issuance to employees, directors, and nonemployees.

NOTE 6:  COMMITMENTS AND CONTINGENCIES

  Operating leases: The Company has a month-to-month lease for its corporate facilities which terminated April 15, 2000. Upon such termination, the Company entered into a new lease agreement that terminates on March 31, 2005. Rent expense under the Company's operating leases was $13,056 for the year ended December 31, 1999, and $7,616 and $30,757 for the six-month periods ended June 30, 1999 and 2000, respectively.

  Future minimum rental payments required under the noncancellable operating leases are as follows for the years ending December 31:

          2000                                            $ 93,080
          2001                                             135,972
          2002                                             139,812
          2003                                             143,643
          2004                                             147,480
        Thereafter                                          37,110
                                                          --------
                                                          $697,097
                                                          ========

  On September 22, 2000, the Company signed an agreement to sublease these facilities starting October 1, 2000, to a third party at monthly payments of $11,091 through April 15, 2001.

  Litigation: In the normal course of business, various legal claims and other contingent matters may arise. Management believes that any liability that may arise from such matters would not have a material adverse effect on the Company's results of operations, cash flows, or financial position.

NOTE 7:  RELATED PARTY TRANSACTIONS

Certain shareholders provided consulting services to the Company of $17,807 for the year ended December 31, 1999, and $7,585 and $51,613 for the six-month periods ended June 30, 1999 and 2000,

                                                                            ____
respectively. Of these amounts, approximately $3,000 and $1,200 remained unpaid as of December 31, 1999, and June 30, 2000, respectively.

The founder of the Company sold certain equipment to the Company since inception. Amounts due to the founder for these sales were $26,955 and $6,245 as of December 31, 1999, and June 30, 2000, respectively, and are included in accrued expenses and other on the balance sheets.

NOTE 8:  SUBSEQUENT EVENTS

On July 25, 2000, the Company entered into a merger agreement with Onvia.com, Inc. to sell all the issued and outstanding shares of the Company in exchange for approximately $2.85 million shares of Onvia.com, Inc. common stock. The merger was approved by the Company's shareholders on July 23, 2000, and was consummated on August 10, 2000.

Prior to the close of the merger, the Company repurchased 315,594 shares of common stock from Robert E. Gilmore, founder, for $500,000.

In the third quarter of 2000, the Company granted 220,000 options to purchase common stock to two employees under its stock option plan. These options were fully vested and had an exercise price of $.10 per share. The Company recognized $256,258 of expense at the date of grant. These options were exercised immediately.

                                                                            ____
                                                                              10